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EXHIBIT 8.1

Subsidiaries of voxeljet AG

Business-Entity	First consolidation date	Shares
voxeljet America Inc.	February 5, 2014	100.00%
voxeljet UK Ltd.	October 1, 2014	100.00%
voxeljet India Pvt. Ltd.	January 21, 2016	100.00%

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  EXHIBIT 8.1
Subsidiaries of voxeljet AG